Exhibit 10(o)
ITW STOCK OPTION PLAN
TERMS OF THE OPTION GRANT

(a.)	In the event of a stock dividend, stock split, reorganization or recapitalization, appropriate adjustment will be made in the number of shares subject to the option and in the option price per share.

(b.)	The option period shall be for 10 years from the date of grant on February 8, 2008. Accordingly, no options under this grant may be exercised after the close of business in Chicago on February 7, 2018. No purchase of shares may be made under this option during the first year of the option period. During the second year of the option period, you shall have the right to purchase 25% of the total number of optioned shares, and in each of the next three years an additional 25% of the total number of shares optioned hereunder. Such rights to exercise shall be cumulative and may be exercised in any succeeding year of the option period up to the extent vested but not exercised in a previous year or years. On February 7, 2018, all rights under this agreement as to any shares covered by the option shall terminate.

(c.)	You shall have no voting, dividend or subscription rights except with respect to the shares which have been issued to you following your exercise of part or all of the option. Your rights under this option agreement may not be assigned or transferred, and during your lifetime the option shall be exercisable only by you personally.

(d.)	If prior to February 7, 2018, you terminate employment with the Company by reason of disability, as defined by the Company’s benefit plans, your option shall be fully vested and exercisable not later than the earlier of five years after the date of termination due to disability, or February 7, 2018. If you die while in the employ of the Company, or (notwithstanding the previous sentence) after terminating by reason of disability, your option shall be fully vested and exercisable by your estate not later than the earliest of: (i.) two years after the date of death, or (ii.) five years after the date of termination due to disability, or (iii.) February 7, 2018.

(e.)	If you retire (defined as term of employment with the Company after attaining age 62 and 10 years of service under the Company’s retirement plan) prior to February 7, 2018, your option shall be fully vested and exercisable not later than the earlier of five years from the date of your retirement or February 7, 2018. If you die after terminating employment by reason of retirement, your option shall be exercisable by your estate not later than the earliest of: (i.) two years after the date of death, or (ii.) five years after the date of retirement, or (iii.) February 7, 2018.

(f.)	If you terminate your employment for any reason other than death, retirement or disability, your options that were vested prior to termination and not previously exercised may be exercised by you during the 90-day period commencing on the date of your termination but not later than February 7, 2018. If you die during this 90-day period, the exercise period will be extended to the earlier of two years from the date of death or February 7, 2018.

(g.)	Notwithstanding the foregoing, the Compensation Committee of the Board of Directors may, in its sole discretion, deem this option to be immediately forfeited if you are terminated for cause (as defined by the Committee), compete with the Company, or conduct yourself in a manner adversely affecting the Company.

(h.)	The option is subject to the terms of the Illinois Tool Works Inc. 2006 Stock Incentive Plan. Any inconsistencies shall be resolved in favor of the Plan.

(i.)	These options and the Plan should be construed in accordance with and governed by the laws of the State of Illinois, United States of America.
The exercise of this option generally results in ordinary income being recognized for tax purposes in an amount equal to the excess of the market price at the time of exercise over the option price.